999999 CERT.9999

• NOT VALID UNLESS COUNTERSIGNED BY TRANSFER AGENT
• INCORPORATED UNDER THE LAWS OF THE STATE OF

DELAWARE

# UNICYCIVE
THERAPEUTICS INC.

NUMBER
SPECIMEN

SHARES
SPECIMEN

This Certifies that **SPECIMEN**

Is the Record Holder of

NINE BILLION AND 00/100**************************************************************

Fully paid and non-assessable shares of

**UNICYCIVE THERAPEUTICS INC. PREF. A**

transferable on the books of the Corporation in person or by duly authorized attorney upon surrender of this Certificate properly endorsed. This Certificate is not valid until countersigned by the Transfer Agent and registered by the Registrar.

Witness the facsimile seal of the Corporation and the facsimile signature(s) of its duly authorized officer(s).

Dated: 01/01/2009

CORPORATE SEAL ★ CORPORATE SEAL ★ CORPORATE SEAL ★ CORPORATE SEAL
UNICYCIVE THERAPEUTICS INC
SPECIMEN
DE

Chief Executive Officer

Countersigned by PACIFIC STOCK TRANSFER COMPANY
Las Vegas, Nevada